Exhibit 10.29

June 1, 2009

General Environmental Management, Inc.
3191 Temple Avenue, Suite 250
Pomona, CA  91768

Re:           Amendment No. 1 to Loan Documents

Dear Sirs:

Reference is made to the Revolving Credit and Term Loan Agreement dated as of August 31, 2008 (the “Loan Agreement”), by and between CVC California, LLC (the “Lender”) and General Environmental Management, Inc. (the “Borrower”), and the Loan Documents described therein.  All capitalized terms used herein without definition have the respective meanings ascribed to them in the Loan Agreement.

The Borrower has advised the Lender that (a) the Borrower is in default in the payment of the principal installment that was due under the Term Note on May 1, 2009, and may be unable to pay the principal installment due under the Term Note on June 1, 2009, (b) the Borrower was not in compliance with Section 6.18 of the Loan Agreement for the periods ended December 31, 2008 and March 31, 2009, and (c) the Borrower is in need of additional capital availability for the normal conduct of the Business Operations.  By reason of the forgoing, the Borrower has requested from the Lender a waiver of such Events of Default, and a deferral of certain principal installments under the Term Note, all of which the Lender is willing to provide, subject to the terms and conditions set forth in this Amendment No. 1.

Accordingly, this will confirm the agreement of the Lender and the Borrower to make the following amendments to the Loan Agreement.

1.                Definitions.  The following additional definition is hereby added to Article 1 of the Loan Agreement in the appropriate alphabetical location:

  “GPP” shall mean General Pacific Partners LLC, a California limited liability company.

2.                Amendments to Loan Agreement.

(a)            The following new Section 5.16 is hereby added to the Loan Agreement:

Section 5.16.  Seller Notes Modification.  On or prior to September 1, 2009, (a) GEM-DE and the holders of the Seller Notes shall have executed and delivered written modification agreements pursuant to which the payment provisions thereof (including, without limitation, installment due dates and final maturity dates) shall have been modified to the satisfaction of the Lender in its sole discretion, and (b) true and complete copies of such executed modification agreements shall have been delivered to the Lender.

(b)            Section 6.18 of the Loan Agreement is hereby modified so as to read in full as follows:

Section 6.18.  EBITDA.  Permit EBITDA to be less than (a) $670,000 for the fiscal quarter ending September 30, 2009, (b) $660,000 for the fiscal quarter ending December 31, 2009, or (c) in any succeeding fiscal quarter, an amount which is more than $10,000 less than the required minimum EBITDA in the immediately preceding fiscal quarter (i.e., $650,000 for the fiscal quarter ending March 31, 2010, $640,000 for the fiscal quarter ending June 30, 2010, etc.).  For purposes of assessing interest at the default rates provided in the Notes, any failure to comply with this Section 6.18 shall be deemed to be an Event of Default at the end of the subject fiscal quarter (and not deferred until such non-compliance is reported), but for all other purposes, such non-compliance shall not be deemed an Event of Default (i) unless (A)the Borrower fails, within thirty (30) days after the conclusion of the subject fiscal quarter, to reach written agreement with the Lender on a plan to cure such non-compliance, or (B) if such a curative plan is agreed upon, the Borrower fails to complete the cure within sixty (60) days after the conclusion of the subject fiscal quarter, or (ii) if (A) the Borrower shall have received, during or within sixty (60) days after the conclusion of the subject fiscal quarter, net cash proceeds from the issuance of Common Stock in a dollar amount at least equal to the amount by which the Borrower failed to achieve the required minimum EBITDA), which net cash proceeds amount (or requisite portion thereof) are, for purposes hereof, added to EBITDA to the extent necessary (on a dollar-for-dollar basis) to eliminate the EBITDA shortfall in such fiscal quarter, and/or (B) to the extent that such net cash proceeds are not applied to cure an EBITDA shortfall as aforesaid (“Excess Cash Proceeds”), and provided that the Borrower has made or simultaneously makes a prepayment of principal under the Term Note out of such net cash proceeds (which prepayment shall be applied to the principal installments thereunder in direct order of maturity, and shall be without requirement of any premium or penalty) in an amount equal to one-half of the Excess Cash Proceeds, an amount equal to one-half of the Excess Cash Proceeds are, for purposes hereof, added to EBITDA in the first fiscal quarter immediately following the fiscal quarter in which the Excess Cash Proceeds were received by the Borrower.

(c)            Section 6.19 of the Loan Agreement is hereby modified so as to read in full as follows:

Section 6.19.  Coverage Test.  Permit the ratio of (a) EBITDA, plus any permitted additions to EBITDA effected in accordance with Section 6.18 above, minus any and all dividends, distributions and/or redemption payments made by the Borrower to its shareholders or other holders of equity interests, to (b) Fixed Charges, to be less than 1.0 to 1.0 for any four (4) consecutive fiscal quarters ending on or after September 30, 2009.

(d)            The following new Section 6.20 is hereby added to the Loan Agreement:

Section 6.20.  GPP Payments.  Make any payments of any kind (whether in cash, in kind or otherwise) to or on behalf of GPP or any of its Affiliates, provided that the foregoing limitation shall not be applicable to scheduled payments which are made as and when due under the outstanding Equipment Lease Agreement between GEM-DE and P-1 Leasing (an affiliate of GPP), at the rate of $4,000 per month (the “P-1 Lease”).

3.                Amendment to Term Note.

(a)            The monthly principal payment that was due under the Term Note on May 1, 2009, and the monthly principal payment becoming due under the Term Note on June 1, 2009, shall instead be due and payable on August 31, 2011 (which payments shall be in addition to the payments otherwise scheduled to be due and payable on such date in accordance with the Term Note).

(b)            The Conversion Price (as such term is defined in the Term Note) currently in effect under the Term Note is hereby reduced to $.75 per share of Common Stock, subject to further adjustment from time to time in accordance herewith and in accordance with the Term Note.  In addition to any and all other adjustments, the Conversion Price shall be adjusted, effective December 1, 2009, to be an amount equal to the weighted average Trading Price (as such term is defined in the Term Note) of the Common Stock during the period from May 1, 2009 through November 30, 2009 (the “Measuring Period”), but in no event less than $.60 per share of Common Stock; provided, however, that if, at any time and from time to time during such Measuring Period, there shall occur any stock split, stock dividend, combination of shares, recapitalization or other such event relating to the Common Stock, then appropriate adjustment shall be made to the Trading Prices used in such calculation, and the minimum $.60 Conversion Price, to fairly reflect the effects of each such stock split, stock dividend, combination of shares, recapitalization or other such event.  The Borrower shall, as promptly as practicable after November 30, 2009, provide to the Lender a detailed written calculation of the adjusted Conversion Price in accordance with this paragraph 3(c)

(c)            In the event that the Borrower shall hereafter receive, at any time and from time to time, any Excess Cash Proceeds (as such term is defined in the modified Section 6.18 of the Loan Agreement as set forth above), the Borrower shall be required to make a prepayment of principal under the Term Note (which prepayment shall be applied to the principal installments thereunder in direct order of maturity, and shall be without requirement of any premium or penalty) in an amount equal to one-half of such Excess Cash Proceeds.  If such Excess Cash Proceeds are received during the sixty (60) day period following the close of a fiscal quarter in which there was an EBITDA shortfall under Section 6.18 of the Loan Agreement, such prepayment shall be due and payable within one (1) Business Day after the receipt of such Excess Cash Proceeds, and otherwise shall be due and payable on the first (1st) Business Day after the conclusion of the fiscal quarter in which such Excess Cash Proceeds are received.

(d)            Upon execution and delivery of this Amendment No. 1, a copy hereof shall be attached to and form a part of the Term Note.

4.                Amendments to Warrants.

   (a)             Warrant No. CV-2 issued by the Borrower to the Lender pursuant to the Loan Agreement is hereby amended so as to change the current Exercise Price thereunder to $.70 per share of Common Stock, subject to further adjustment hereafter from time to time in accordance with such Warrant.

   (b)             Warrant No. CV-3 issued by the Borrower to the Lender pursuant to the Loan Agreement is hereby cancelled, and shall be destroyed by the Lender promptly following the effectiveness of this Amendment No. 1.

   (c)             In the event that, at any time from and after the date of this Amendment No. 1, there shall occur any Event of Default under Section 7.01(b) of the Loan Agreement, then the exercise price applicable under each of the remaining outstanding Warrants shall thereupon automatically (and without requirement of any further writing) be reduced to $.01 per share of Common Stock (provided that, if the Exercise Price under any such Warrant is then already less than $.01 per share, then there shall be no increase in such Exercise Price by reason of this paragraph 4(c)).

   (d)             Upon execution and delivery of this Amendment No. 1, a copy hereof shall be attached to and form a part of each of the remaining outstanding Warrants.

5.                Amendments to Registration Rights Agreement.

       (a)            Sections 2(a) and 2(b) of the Registration Rights Agreement are hereby amended so as to require the filing of the required Registration Statement (as such term is defined in the Registration Rights Agreement), or, if applicable, the initial Registration Statement, by not later than July 31, 2010, and to require such Registration Statement (or, if applicable, the initial Registration Statement) to be declared effective by the SEC by not later than October 31, 2009.  Any additional Registration Statement required under the circumstances described in the proviso to Section 2(a) of the Registration Rights Agreement shall be required to be filed as soon after the required filing of the initial Registration Statement as is permitted by the SEC, and the Company shall cause each such additional Registration Statement to be declared effective as promptly as possible after the required filing thereof.  Such registration(s) shall include, in addition to the shares described in the Registration Rights Agreement, the shares of Common Stock being issued to the Lender pursuant to paragraph 7(a) below.

(b)            Anything contained in the Registration Rights Agreement to the contrary notwithstanding, the Lender hereby consents to the inclusion, in each registration statement filed under the Registration Rights Agreement, of the shares received by GPP pursuant to the debt conversion contemplated by paragraph 8(c) below, subject to proportionate cutback (based on the relative number of shares requested to be registered by the Lender and GPP) in the event that less than all of the Lender’s shares and GPP’s shares can be included in any such registration statement.  The Lender hereby confirms that GPP is an intended third party beneficiary of this paragraph 5(b).

6.                Waivers.

   (a)             The Lender hereby waives the Events of Default consisting of the non-payment by the Borrower of the principal installments due under the Term Note on May 1, 2009 and June 1, 2009.

   (b)             The Lender hereby further waives the Events of Default consisting of the failure of the Borrower to comply with Section 6.18 of the Loan Agreement for the periods ended December 31, 2008 and March 31, 2009.

   (c)             The Lender hereby waives all rights to collect the increased interest chargeable under the Notes by reason of the foregoing Events of Default.  The foregoing does not and shall not affect the Lender’s right to collect interest at the non-default rates provided in the Notes, or to assess interest at the default rates in the event of any other or subsequent Events of Default.

7.                Fees.  In consideration of the waivers and amendments herein, the Borrower shall (a) within five (5) Business Days after the date of this Amendment No. 1, issue to and in the name of the Lender or its securities intermediary, by such means as is directed by the Lender, at a price of $.01 per share (which shall be paid by crediting such amount to the outstanding Advances) but having an agreed value of $.74 per share, 600,000 shares of Common Stock, all of which shall, upon issuance, be validly issued, fully paid and nonassessable (and the Lender hereby confirms that, pending the resale registration thereof contemplated by paragraph 5 above, such shares will constitute ‘restricted securities” for purposes of federal securities laws), and (b) upon the execution and delivery of this Amendment No. 1, issue to the Lender the Borrower’s promissory note in the principal amount of $164,000, bearing interest at the rate of 7% per annum (which interest shall be payable monthly in arrears on the first day of each calendar month commencing June 1, 2009) and maturing in full on August 31, 2011, which promissory note (the “Fee Note”) shall be in form and substance satisfactory to the Lender.  The Fee Note shall constitute a “Note” under and for all purposes of the Loan Documents, and the Borrower’s obligations under such promissory note shall constitute Obligations under and for all purposes of the Loan Documents, and shall be secured by the Collateral pursuant to the Security Documents.

8.                Conditions Precedent.  This Agreement shall not become effective unless, on or prior to June 2, 2009:

   (a)              the Borrower shall have executed and delivered to the Lender the Fee Note;

   (b)             GPP and the Borrower shall have executed and delivered to the Lender a subordination agreement, in form and substance satisfactory to the Lender, respecting GPP’s rights and the Borrower’s obligations under the outstanding promissory notes dated February 14, 2008 and March 19, 2008 in the principal amounts of $272,500 and $200,000, respectively, issued by the Borrower to GPP (the “GPP Notes”);

   (c)              GPP and its Affiliates shall have converted into Common Stock, at the rate of $.60 per share of Common Stock, all indebtedness and monetary obligations (other than the P-1 Lease and the principal of the GPP Notes) owed by the Borrower and its Subsidiaries to GPP and its Affiliates, which the Borrower has represented and warranted to the Lender consist entirely of (i) unpaid accrued interest on the GPP Notes in the aggregate amount of approximately $59,367.81, (ii) interest and fees in respect of letters of credit previously provided for the benefit of the Borrower and/or its Subsidiaries, such interest and fees totaling approximately $50,169, (iii) reimbursement of legal fees in the approximate amount of $13,250 in respect of the Romic litigation, (iv) reimbursement of travel expenses in the approximate amount of $19,469, and (v) reimbursement of payments to a public relations firm in the total amount of $22,500; and

   (d)             the Borrower shall have provided to the Lender evidence, reasonably satisfactory to the Lender, of the debt-to-equity conversion described in paragraph 8(c) above.

The Lender hereby waives any antidilution adjustment under Warrant No. CV-2 by reason of the issuance of Common Stock in accordance with paragraph 8(c) above, which waiver is expressly limited to the share issuance described in paragraph 8(c).

9.                Expenses.  The Borrower shall pay or reimburse the Lender on demand for its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the preparation of this Amendment No. 1 and the other documents described herein.

10.              Reaffirmation.

   (a)             The Borrower hereby reaffirms all of its representations and warranties in the Loan Documents on and as of the date hereof, as if expressly made on and as of the date hereof.

   (b)             The Borrower hereby (i) confirms the ongoing validity of all of the Obligations outstanding on the date hereof and on the effectiveness of this Amendment No. 1 (after giving effect to this Amendment No. 1), (b) confirms that such Obligations are owing without reservation, defense, counterclaim or offset, (c) confirms that, after giving effect to this Amendment No. 1, neither the Borrower nor any Subsidiary has any claims or causes of action against the Lender or any of its Affiliates, managers or officers, and (d) acknowledges, confirms and agrees that none of the amendments to be effected by this Amendment No. 1 shall constitute a novation of any of the Obligations outstanding immediately prior to the effectiveness of this Amendment No. 1.

   (c)             The Borrower hereby reaffirms the validity of all of the liens and security interests heretofore granted to the Lender as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for the Obligations, continues to be and remains collateral for the Obligations from and after the effectiveness of this Amendment No. 1.

11.              Representations and Warranties.  Each of the Lender and the Borrower hereby represents and warrants that (a) this Amendment No. 1 has been duly and validly authorized by all necessary corporate or company action on such party’s part, (b) this Amendment No. 1 has been duly executed and delivered by such party’s duly authorized officer, and (c) this Amendment No. 1 constitutes such party’s valid and binding obligation, enforceable against such party in accordance with its terms.

12.              Ongoing Force and Effect; Waiver and Amendment.  Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and the other Loan Documents remain unchanged and in full force and effect.  All references to the Loan Agreement, the Term Note and any of the Warrants in any other Loan Documents shall hereafter mean and refer to the Loan Agreement, the Term Note and such Warrant, respectively, as amended by this Amendment No. 1.  This Amendment No. 1 may not be amended or modified, nor may any performance required hereunder be waived, except pursuant to a written agreement signed by the party to be charged therewith.

13.              Governing Law.  This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

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Kindly confirm your agreement to the foregoing by countersigning a counterpart copy of this Amendment No. 1 in the space provided below.

Very truly yours,

CVC CALIFORNIA, LLC

/s/ Gary Jaggard
Gary Jaggard Chief Executive Officer

Acknowledged, Confirmed and Agreed To:

GENERAL ENVIRONMENTAL MANAGEMENT, INC.

/s/ Timothy Koziol
Timothy Koziol Chief Executive Officer